Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GREAT PLAINS HOLDINGS, INC.,

GPH MERGER SUB, INC.,

AND

JERRICK VENTURES, INC

DATED AS OF FEBRUARY 5, 2016

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Article 6 COVENANTS AND PRE-CLOSING MATTERS		18
6.1	Affirmative Covenants	18
6.2	Negative Covenants	19
6.3	Filings and Authorization; Efforts	20
6.4	Further Assurances	21
6.5	Officer, Manager and Director Indemnification	21
6.6	Tax Matters	22
6.7	Notification of Certain Matters	22
6.8	Spin-Off Transaction	22
6.9	Series D Preferred Stock.	22
6.10	Parent Stock Exchange.	23
6.11	Share Issuances.	23
6.12	Actions Following Closing	23
Article 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL THE PARTIES		24
7.1	Legal Prohibition	24
7.2	Governmental Approvals	24
7.3	Shareholder Approvals	24
7.4	Parent Stock Matters	24
Article 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		24
8.1	Representations and Warranties Accurate	24
8.2	Performance	25
8.3	Officer’s Certificate	25
8.4	No Company Material Adverse Effect	25
Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		25
9.1	Representations and Warranties Accurate	25
9.2	Performance	25
9.3	Officer’s Certificate	25
9.4	No Parent Material Adverse Effect	25
9.5	Deliverables	25
Article 10 TERMINATION		25
10.1	Termination	25
10.2	Survival After Termination	26
10.3	Deposit	26
Article 11 MISCELLANEOUS		27
11.1	Expenses	27
11.2	Amendment	27
11.3	Entire Agreement	27
11.4	Headings	28
11.5	Notices	28
11.6	Exhibits and Schedules	29
11.7	Waiver	29
11.8	Binding Effect; Assignment	29

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11.9	No Third Party Beneficiary	29
11.10	Counterparts	29
11.11	Governing Law and Jurisdiction	29
11.12	Consent to Jurisdiction and Service of Process	29
11.13	WAIVER OF JURY TRIAL	30
11.14	Conveyance Taxes	30
11.15	Specific Performance	30
11.16	Severability	30
11.17	Interpretation	30
11.18	No Recourse	31
11.19	Company Indemnification	31
11.20	Ashland and Lil Marc Indemnification	31

EXHIBITS AND SCHEDULES

Exhibit A	Series D Preferred Stock – Designations, Preferences, Rights and Limitations
Schedule 4.2(a)	Capitalization of the Company
Schedule 4.13	Material Contracts

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 5, 2016, is entered into by and among Great Plains Holdings, Inc., a Nevada corporation (“Parent”), GPH Merger Sub, Inc., a Nevada corporation which is wholly owned by Parent (“Merger Sub”) and Jerrick Ventures, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, as of the date hereof, the shareholders of the Company (the “Shareholders”) are the record owners of all of the Company Stock (as defined below);

WHEREAS, the Parent, Merger Sub and the Company (collectively, the “Parties” and each individually a “Party”) intend to merge Merger Sub with and into the Company pursuant to and in accordance with this Agreement and the terms of Chapter 78, Chapter 92A and the other applicable provisions of the Nevada Revised Statutes (“NRS”), with the Company being the surviving entity (the “Merger”); and

WHEREAS, the respective governing bodies of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Merger upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the Company’s Audited Financial Statements, applied on a consistent basis.

“Affiliate” means, as to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, manager, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Audited Balance Sheet” has the meaning set forth in the definition of “Financial Statements.”

“Audited Financial Statements” has the meaning set forth in the definition of “Financial Statements.”

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“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Capital Stock” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; and (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests.

“Claim” means any claim, damage, loss, liability, obligation, demand, defense, judgment, suit, proceeding, disbursement or expense, including reasonable attorneys’ fees or costs (including those related to appeals).

“Code” means the Internal Revenue Code of 1986, including effective date and transition rules, whether or not codified.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is in effect on the date hereof or entered into prior to the Closing by the Company or any Company Subsidiary and that will be legally binding on Surviving Corporation or any Company Subsidiary after the Closing (including, without limitation, the Ground Leases and Tenant Leases).

“date hereof” and “date of this Agreement” means the date first written above.

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

“Financial Statements” means (i) the audited consolidated balance sheet of the Company and its Subsidiaries (the “Audited Balance Sheet”), and the related consolidated statements of operations, equity and cash flows of the Company and its Subsidiaries for the year ended December 31, 2014, together with the notes and schedules thereto (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015 (the “Interim Balance Sheet”) and the related consolidated statements of operations, equity and cash flows of the Company and the Company Subsidiaries for the nine (9) months ended September 30, 2015 (the “Unaudited Financial Statements”).

“Fraud” means, with respect to a party hereto, an actual and intentional fraud with respect to this Agreement and the transactions contemplated herein.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any nation or government, any state, province, supranational authority or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States, any foreign government or supranational authority, any state of the United States, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

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“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Indebtedness” means, of any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) payment obligations due and owing under any interest rate, currency or other hedging agreement, (e) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (f) all capitalized lease obligations as determined by GAAP; (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, and (h) for clauses (a) through (g) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness on the Closing Date to the extent paid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (i) trade payables, (ii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled as of the Closing Date, (iii) any Indebtedness incurred by Parent, Merger Sub and their Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (iv) any endorsement of negotiable instruments for collection in the Ordinary Course of Business, (v) any deferred revenue, and (vi) any liability under any contract, agreement or other arrangement between the Company, on the one hand, and Parent, Merger Sub or any of its Affiliates, on the other hand.

“Interim Balance Sheet” has the meaning set forth in the definition of “Financial Statements.”

“Knowledge of Parent” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Parent (or the other individuals who are responsible for the operations of Parent as customarily undertaken by persons with such titles).

“Knowledge of the Company” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company (or the other individuals who are responsible for the operations of the Company as customarily undertaken by persons with such titles).

“Law” means any United States federal, state or local or any applicable foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other applicable requirement or rule of law.

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“Material Adverse Effect” means a material adverse effect on the business, results of operations, financial condition, properties or assets of the applicable company or entity; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, financial condition, properties or assets to the extent arising out of or attributable to (a) conditions or effects that generally affect the industries in which the applicable company or entity operate (including legal and regulatory changes), (b) effects resulting from changes in general or any regional, national or international economic, financial, social or political conditions (including changes therein), (c) effects resulting from changes in the financial, banking or securities markets, including changes affecting capital market conditions, (d) any effects or conditions resulting from an outbreak or escalation of hostilities, disease, war, acts of terrorism, political instability or other national or international calamity, crisis, emergency, epidemic or natural disaster, act of God or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other region where the applicable company or entity conducts business or operations), (e) effects resulting from changes in laws or GAAP, (f) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (g) effects resulting from compliance with the terms and conditions of this Agreement by such applicable company or entity, or (h) any breach of this Agreement by any party hereto, provided, however, that in the case of clauses (a), (b), (c) and (d), in the event that such events or conditions have a disproportionate effect on the applicable company or entity as compared to other entities or companies operating in the industries or markets in which the applicable company or entity operate, then such event or condition, solely to the extent of such disproportionate effect, shall be taken into account in determining if a Material Adverse Effect has occurred.

“Material Contract” means all Contracts to which the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject as of the date hereof, which:

(a) contains any non-compete or exclusivity provisions restricting the business of the Company or the geographic area or manner in which the Company may conduct business;

(b) is reasonably anticipated to generate annual revenue to the Company or in excess of $25,000 in the calendar year ending December 31, 2015, or in excess of $50,000 over the remaining life of such Contract;

(c) obligates the Company or any of the Company Subsidiaries to expend an amount, or acquire assets in an amount, in excess, in the aggregate, of $25,000 in the calendar year ending December 31, 2015, or in excess of $50,000 over the remaining life of such Contract;

(d) involves any agreement with consultants of the Company that cannot be terminated by such entity on 60 calendar days or less notice and without payment by such entity of a premium or penalty; or

(e) is between the Company on the one hand and any Shareholder or any of their Affiliates, on the other hand, other than those agreements which shall be terminated at or prior to the Closing Date without liability following Closing to Parent or the Surviving Corporation.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person.

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“Organizational Documents” means (a) the articles of incorporation and bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Pre-Closing Taxable Period” means any taxable period (or portions thereof) ending on or before the Closing Date.

“Proceeding” means any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Representative” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, equityholder, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax” or “Taxes” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any tax.

“Unaudited Financial Statements” has the meaning set forth in the definition of “Financial Statements.”

1.2 Other Capitalized Terms. Any term other than those set forth above shall have the definition given elsewhere in this Agreement.

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1.3 Interpretive Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (c) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (c) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (d) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (e) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; and (f)references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time, and the rules and regulations promulgated thereunder.

Article 2

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Nevada law as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall be a wholly owned Subsidiary of Parent.

2.2 Effective Time. Immediately following the Closing, Parent and the Company shall cause a certificate of merger to be executed, signed, acknowledged and filed with the Secretary of State of the State of Nevada as provided in the NRS and make all other filings or recordings required by Nevada law in order to effect the Merger. The Merger shall become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Nevada or at such other subsequent date or time as Parent and the Company may agree and specify in the certificate of merger in accordance with the NRS (the “Effective Time”).

2.3 Effects of the Merger.

(a) General Effects. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS.

(b) Articles and Bylaws. The Organizational Documents of the Company, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Corporation, until duly amended or repealed in accordance with the provisions thereof and of applicable Law.

(c) Officers and Directors. Effective as of the Effective Time, all of the officers and directors of Parent shall resign, and replacement officers and directors of Parent shall be selected in accordance with Parent’s Organizational Documents and applicable Law.

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2.4 Conversion of Shares. The Shareholders of the Company shall be entitled to receive a total of 28,500,000 Shares of Parent Common Stock (the “Exchange Consideration”) in exchange for their shares of Company Stock, pursuant to the provisions set forth herein. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent, Merger Sub or the Company, or any stockholder of the Company:

(a) Any shares of Company Stock held as treasury stock or held or owned by the Company or Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Other than with respect to shares of Company Stock referred to in Section 2.4(a), and subject to the remainder of this Section 2.4, and Section 2.5, (i) each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.4(a) and excluding Dissenting Shares) shall be converted solely into the right to receive a pro-rata portion (based on the total number of outstanding shares of Company Stock as of the closing) of the Exchange Consideration.

(c) Each share of Series A Cumulative Convertible Preferred stock of the Company (“Company Series A”) that is outstanding immediately prior to the Effective Time shall be assumed by Parent and shall thereafter represent one share of Series A Cumulative Convertible Preferred stock of the Parent (“Parent Preferred A”), provided that each reference in the Certificate of Designation of the Company Series A (i) to a share of “Company Common Stock” shall be deemed to be a reference to a share of Parent Common Stock and (ii) to the “Corporation” shall be deemed a reference to Parent. The Parent Preferred A shall otherwise have the same designations and preferences as applied to each such share of Company Series A immediately prior to the Effective Time.

(d) Each share of Series B Cumulative Convertible Preferred stock of the Company (“Company Series B”) that is outstanding immediately prior to the Effective Time shall be assumed by Parent and shall thereafter represent one share of Series B Cumulative Convertible Preferred stock of the Parent (“Parent Preferred B”), provided that each reference in the Certificate of Designation of the Company Series B (i) to a share of “Company Common Stock” shall be deemed to be a reference to a share of Parent Common Stock and (ii) to the “Corporation” shall be deemed a reference to Parent. The Parent Preferred B shall otherwise have the same designations and preferences as applied to each such share of Company Series B immediately prior to the Effective Time.

(e) At the Effective Time, Parent shall assume all options and warrants to acquire Company Common Stock as set forth on Schedule 4.2(a) (collectively, the “Company Stock Options”) outstanding immediately prior to the Effective Time. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Option immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (A) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent Common Shares equal to the number of shares of Company Common Stock that such Company Stock Option related to prior to the Effective Time. At or before the Effective Time, the Company shall cause to be effected any necessary amendments to any Company stock option plans to give effect to the foregoing provisions of this Section 2.4(e).

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 2.4(b) and all share amounts shall be rounded up to the nearest whole number. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable Shareholder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

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(g) Following the Effective Time, each holder of record of one or more shares of Company Stock may, but shall not be required to, surrender any certificate representing such shares for cancellation to Parent or its transfer agent, and the holder of such certificate shall be entitled to be entered on the register of shareholders of the Parent as the holder of that number of Parent Common Stock represented by the Company certificates, as applicable, and the applicable Company certificates shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate or other applicable document or instrument representing the proper number of shares of Company Stock may be issued to such a transferee if the certificate representing such Company Stock is presented to Parent or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(h) If any certificates representing shares of Company Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, certificates or documents representing the Parent Common Stock to be issued to such holder pursuant to this Article II; except, that Parent may, in its discretion and as a condition precedent to the issuance thereof (or entry on the register of shareholders, as the case may be), require the owner of such lost, stolen or destroyed certificates to deliver a bond or indemnity in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Company with respect to the certificates so alleged to have been lost, stolen or destroyed.

2.5 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters' rights for such shares of Company Stock in accordance with the NRS, if and to the extent applicable (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 2.4 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the NRS (if and to the extent applicable), unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the NRS (if any). All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the NRS (if applicable) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares in the manner provided in Section 2.4.

(b) The Company shall give the Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

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2.6 Parent Stock. At the Effective Time, any outstanding shares of Parent Stock that are owned by Parent, Merger Sub or the Company or any other direct or indirect wholly owned Subsidiary thereof shall be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

2.7 Deposit. Concurrently with the execution of this Agreement, the Company shall deposit into the trust account of Parent’s counsel identified in Section 11.5 the sum of $50,000 (the “Deposit”). The Deposit shall be utilized as set forth in Section 10.3.

Article 3

THE CLOSING

3.1 Closing; Closing Date. The closing of the Merger (the “Closing”) shall take place at either (x) the offices of Legal & Compliance, LLC at 330 Clematis Street, Suite 217, West Palm Beach, FL 33401, or (y) by teleconference and/or through electronic exchange of transaction documents in portable document format by facsimile and/or electronic mail, in either case at 10:00 a.m. local time, on the first Business Day after the date that all of the conditions to the Closing set forth in Articles 7, 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Company and Parent may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules attached hereto, the Company hereby represents and warrants to Parent as follows:

4.1 Organization and Good Standing.

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite organizational power and authority to conduct their respective businesses as they are now being conducted, to own, lease, use or operate their respective properties and assets and carry on their business as presently owned or conducted. The Company has been qualified, licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership, lease or use of property owned, leased or used by it, or the nature of the activities conducted by it requires such qualification, license or registration. The Company has no Subsidiaries.

(b) The Company has made available to Parent true, correct and complete copies of the Organizational Documents for the Company as in effect on the date hereof.

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4.2 Capitalization of the Company.

(a) Schedule 4.2(a) sets forth a complete and accurate list of the authorized, issued and outstanding Capital Stock of the Company as of the date hereof (the “Company Stock”). As of the date hereof, there are no other equity interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity interests of, or other voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of equity interests of the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the equity interests of, or other voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Company’s Shareholders on any matter. There are no Contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any equity interests of, or other voting interest in, the Company or (y) vote or dispose of any equity interests of, or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to equity interests of, or voting interest in, the Company.

(b) All of the issued and outstanding shares of Company Stock as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

4.3 Duly Authorized; Consents.

(a) Except for the affirmative vote of the Shareholders holding a majority of the shares of Company Stock approving the execution, delivery and performance of this Agreement (the “Company Shareholder Approval”), the Company is not required to obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the Company Closing Documents or the consummation or performance of any of the transactions contemplated hereby or thereby (including, without limitation, any Person who is a party to any Contract to which the Company or a Company Subsidiary is a party) pursuant to the either the Organizational Documents of the Company or pursuant to any provision of the Nevada Revised Statutes, including, without limitation, Chapter 78 and/or Chapter 92A thereof.

(b) This Agreement and the transactions contemplated herein, and the consummation thereof, including the Merger, have been approved and adopted by the Board of Directors of the Company.

(c) Except for the Company Shareholder Approval, the Company has all requisite corporate authority and power to execute and deliver this Agreement and the closing documents to which it is or will be a party (the “Company Closing Documents”) and to perform its obligations under this Agreement and the Company Closing Documents to which it is or will be a party. Except for the Company Shareholder Approval, the execution and delivery of this Agreement and each of the Company Closing Documents, as well as the consummation of the transactions contemplated hereby and thereby, have been or will be duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate action or other proceedings on the part of the Company are or will be necessary to authorize the execution, delivery and performance of this Agreement, the Company Closing Documents or the transactions contemplated hereby and thereby on the part of the Company.

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4.4 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery by the Company of the Company Closing Documents to which it is a party, the Company Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

4.5 No Conflicts. Neither the execution and delivery of this Agreement and the Company Closing Documents nor the consummation and performance of any of the transactions contemplated hereby or thereby by the Company will (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company, or (b) violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties; provided, however, that no representation or warranty is made in the foregoing clause (b) with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or prevent, materially delay or materially impair the Company’s ability to consummate transactions contemplated hereby.

4.6 No Consents. Except for the affirmative vote of the Shareholders holding a majority of the shares of Company Stock approving the execution, delivery and performance of this Agreement (the “Company Shareholder Approval”), the Company is not required to obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the Company Closing Documents or the consummation or performance of any of the transactions contemplated hereby or thereby (including, without limitation, any Person who is a party to any Contract to which the Company is a party). This Agreement and the transactions contemplated herein, including the Merger, have been approved and adopted by the Board of Directors of the Company.

4.7 Financial Statements.

(a) The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the consolidated financial position of the Company as of their respective dates, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of their operations and cash flows for the period referred to in such Financial Statements, in each case, in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements, and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes.

(b) Company has provided to Parent the Financial Statements as of the date hereof. The Financial Statements shall be true and correct in all material respects as of the Closing.

4.8 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Financial Statements, (ii) for liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet, (iii) for liabilities incurred in connection with the transactions contemplated hereby and (iv) as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company does not have any liabilities or obligations of any nature that are required by GAAP to be reflected or reserved against in a balance sheet of the Company.

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4.9 Taxes. The Company has timely filed or caused to be filed all Tax Returns required to be filed by or with respect to it, and all such Tax Returns are true, complete and correct in all respects. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise. To the Knowledge of the Company, no audit or other proceeding is pending or threatened with respect to any Tax Returns of the Company by any Governmental Authority, no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Company, and no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, stockholder or other third party. There is no Tax sharing agreement that will require any payment by the Company after the date of this Agreement.

4.10 Compliance with the Applicable Law and Governmental Authorizations.

(a) The Company is in compliance with all Laws applicable to the ownership of its assets and operation of its business.

(b) Since January 1, 2014, the Company has not received written notice of any legal action or Proceeding from any Governmental Authority as to the condition, operation of, or any Governmental Authorizations with respect to, any of the Company’s operations that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated hereby.

4.11 Legal Proceedings and Orders. As of the date hereof, there is no Proceeding pending or to the Knowledge of the Company, threatened (x) against the Company that relates to or may affect the assets or properties owned or used by, the Company or (y) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the transactions contemplated hereby or by the Company Closing Documents. As of the date hereof, the Company is not subject to any Order that relates to any of the assets or properties owned or used by the Company that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated hereby.

4.12 Absence of Certain Changes or Events. During the period from the date of the Interim Balance Sheet to the date of this Agreement, the Company has conducted its business in the Ordinary Course of Business and there has not been any (a) amendment to the Organizational Documents of the Company, or (b) material change in the accounting methods used by the Company, and (ii) since the date of the Interim Balance Sheet, there has been no Company Material Adverse Effect.

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4.13 Material Contracts. Schedule 4.13 contains a complete and accurate list, as of the date hereof, true and complete copies of which have been made available to Parent and Merger Sub, of all Material Contracts to which the Company is a party. Each Material Contract is in full force and effect against the Company and, to the Knowledge of the Company, any other party thereto in accordance with its terms (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions). The Company has not received written notice from or given written notice to any Person claiming that such Person or the Company is in breach or default in any material respect under any such other Material Contract, and, to the Knowledge of the Company, there is no event under any Material Contract which, with the giving of notice or the passage of time or both, would constitute such a material default by the Company, or, to the Knowledge of the Company, any other party to such Material Contract, in each case except for such breaches, defaults, events and other circumstances which have been cured or as to which requisite waivers or consents have been obtained.

4.14 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any action taken by it.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into this Agreement, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

5.1 Organization and Good Standing.

(a) Each of Parent and Merger Sub is a corporation, in each case duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full organizational power and authority to conduct their respective businesses as they are now being conducted, to own, lease, use or operate their respective properties and assets and to carry on their business as presently owned or conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. Parent and Merger Sub are, or, in the case of Merger Sub, will by the Closing Date be, duly qualified, licensed or registered to do business as foreign entities and are (or, in the case of Merger Sub, will be) in good standing (or the equivalent thereof) under the laws of each state or other jurisdiction in which either the ownership, lease or use of the properties owned, leased or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

(b) Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement. Parent owns all of the outstanding shares of Capital Stock of Merger Sub.

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5.2 Duly Authorized. Parent and Merger Sub have all requisite partnership, corporate or limited liability company authority and power to execute and deliver this Agreement and the closing documents to which each of them is or will be a party (the “Parent Closing Documents”), and to perform their respective obligations under this Agreement and the Parent Closing Documents to which each of them is or will be a party. The execution and delivery of this Agreement and each of the Parent Closing Documents, as well as the consummation of the transactions contemplated hereby and thereby, have been or will be duly and validly authorized by all necessary partnership, corporate action on the part of Parent and Merger Sub, and no other partnership, corporate or limited liability company or other proceedings on the part of Parent or Merger Sub are or will be necessary to authorize the execution, delivery and performance of this Agreement, the Parent Closing Documents or the transactions contemplated hereby and thereby on the part of Parent or Merger Sub.

5.3 Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except to the extent that the enforceability thereof may be limited the Enforceability Exceptions. Upon the execution and delivery by Parent and Merger Sub of the Parent Closing Documents to which any of them is a party, the Parent Closing Documents will constitute the legal, valid, and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

5.4 Capitalization.

(a) The authorized and issued and outstanding shares of Capital Stock of Parent are as follows: (i) 300,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”), of which 1,514,172 shares are issued and outstanding, (ii) 10,000 shares of Series A preferred stock, par value $0.001 per share (the “Series A Stock”) of which 10,000 shares are issued and outstanding; (iii) 10,000 shares of Series B preferred stock, par value $0.001 per share (the “Series B Stock”) of which 10,000 shares are issued and outstanding; (iv) 3,500,000 shares of Series C preferred stock, par value $0.001 per share (the “Series C Stock”) of which no shares are issued and outstanding; and (v) 2,100,000 shares of Series D preferred stock, par value $0.001 per share (the “Series D Stock”) of which no shares are issued and outstanding (the Series A Stock, the Series B Stock, the Series C Stock and the Series D Stock are collectively referred to as, the “Parent Preferred Stock”). The Parent Preferred Stock and the Parent Common Stock are collectively referred to as the “Parent Stock”). The issued and outstanding Parent Stock are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

(b) Other than as set forth above, there are no other equity interests of Parent authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity interests of, or other voting interest in, Parent, to which Parent is a party or is bound requiring the issuance, delivery or sale of equity interests of Parent, other than this Agreement. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the equity interests of, or other voting interest in, Parent to which Parent is a party or is bound. Parent has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with Parent’s shareholders on any matter. There are no Contracts to which Parent is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any equity interests of, or other voting interest in, Parent or (y) vote or dispose of any equity interests of, or voting interest in, Parent. There are no irrevocable proxies and no voting agreements with respect to equity interests of, or voting interest in, Parent.

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(c) All of the issued and outstanding shares of Parent Stock as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto

5.5 No Conflicts. Neither the execution and delivery of this Agreement and the Parent Closing Documents nor the consummation and performance of any of the transactions contemplated hereby or thereby by Parent and Merger Sub will, directly or indirectly (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent and Merger Sub, (b) contravene, conflict with, or constitute a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any material Contract to which Parent or Merger Sub is a party or any of the assets owned or used by Parent or Merger Sub may be subject, or (c) violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Parent or Merger Sub or any of their respective properties.

5.6 No Consents. Except for the affirmative vote of the Board of Directors of Parent and Merger Sub approving the execution, delivery and performance of this Agreement (the “Parent Board Approval”), which Parent Board Approval has already been obtained, and except as otherwise provided in this Agreement or applicable Law, neither Parent nor Merger Sub is required to obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the Parent Closing Documents or the consummation or performance of any of the transactions contemplated hereby or thereby (including, without limitation, any Person who is a party to any Contract to which Parent or Merger Sub is a party).

5.7 Sufficient Stock. Parent has, and on the Closing Date, Parent will have, sufficient authorized and unissued shares of Parent Common Stock to pay the Exchange Consideration.

5.8 Legal Proceedings and Orders. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that challenges, seeks to or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the transactions contemplated hereby or by the Parent Closing Documents. Neither Parent nor Merger Sub is subject to any Order which could, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

5.9 Brokers. No broker, finder or similar intermediary has acted for or on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent or Merger Sub or any action taken by them.

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5.10 Employment Agreements. There are no employment agreements currently in effect between Parent and any person. Parent and Merger Sub are not parties to any employment agreement which could result in the payment to any current, former or future director or employee of Parent or Merger Sub of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

5.11 SEC Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC documents, and none of the Parent SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent.

5.12 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since the date of the most recent financial statements included in the Parent SEC Documents, Parent and Merger Sub have conducted their business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Change with respect to Parent or Merger Sub; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent or Merger Sub; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 7.01 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

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5.13 Tax Returns and Tax Payments. Parent and Merger Sub have timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of Parent or Merger Sub or is being asserted against Parent or Merger Sub, no audit of any tax return of Parent or Merger Sub is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Parent or Merger Sub and is currently in effect.

5.14 Environmental Matters. Parent and Merger Sub are in compliance with all applicable Environmental Laws except for such violation thereof would not have a Material Adverse Effect. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

5.15 Material Contract Defaults. Parent, Merger Sub and Majority Shareholder are not, or have not, received any notice or have any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which Parent or Merger Sub is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring Parent or Merger Sub to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent or Merger Sub in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or Merger Sub or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

5.16 Properties. Parent and Merger Sub have good, clear and marketable titles to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s or Merger Sub’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

5.17 Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

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5.18 Undisclosed Liabilities. Neither of the Parent nor the Merger Sub has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $5,000.00 in the aggregate (other than one invoice for $10,000 from OTC Markets) and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

5.19 Certain Business Relationships with Affiliates. No Affiliate of the Parent or of the Merger Sub (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or Merger Sub, (b) has any claim or cause of action against the Parent or Merger Sub, or (c) owes any money to, or is owed any money by, the Parent or Merger Sub.

Article 6

COVENANTS AND PRE-CLOSING MATTERS

6.1 Affirmative Covenants. Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except (i) as otherwise specified herein, (ii) pursuant to any applicable Law or (iii) with the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); each Party (with Parent and Merger Sub being deemed one “Party” for purposes of this Article 6) shall:

(a) conduct their respective businesses only in the Ordinary Course of Business and will use commercially reasonable efforts to maintain and preserve their respective properties and assets, and he relations and good will with third parties having business relationships with the applicable party;

(b) timely make all payments and observe and perform all obligations to be paid, observed or performed by such Party under all Contracts applicable to such Party, and deliver to the other Party hereto prompt notice of the receipt of any notice under the any Contract as to a claimed default or breach thereunder; and

(c) deliver to other Party copies of any written notice regarding a violation or claimed violation of any applicable Law by the first Party.

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6.2 Negative Covenants. From the date of this Agreement and until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as contemplated by this Agreement, (ii) pursuant to any applicable Law, or (iii) with the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed, each Party will not:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional Capital Stock of such Party or securities convertible into or exchangeable for any such Capital Stock, or any rights, warrants or options to acquire any such Capital Stock or other convertible securities of such Party or (ii) any other securities in respect of, in lieu of, or in substitution for Capital Stock of such Party outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire any outstanding Capital Stock of such Party;

(c) amend or restate any Organizational Document of the such Party in a manner adverse to the other Party;

(d) incur any additional material Indebtedness;

(e) cancel or reduce any insurance coverage other than in the Ordinary Course of Business;

(f) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to directors or officers in the Ordinary Course of Business;

(g) acquire any assets, business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions with a value in excess of $5,000;

(h) make any change in any method of accounting or auditing practice other than those required by GAAP or applicable Law;

(i) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to any transaction involving the sale of any material portion of the assets of such Party, or any of the shares of Capital Stock of such Party, or any merger, consolidation, business combination, or similar transaction involving such Party;

(j) make or change any material Tax election, file any material amended Tax Return, change any accounting period or settle any material Tax claim relating to such Party;

(k) enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;

(l) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business;

(m) other than in the Ordinary Course of Business, pay, discharge, settle or satisfy any claims, Proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge, settlement or satisfaction that releases the applicable Party from any further monetary or non-monetary obligations to the extent subject to and not in excess of reserves that are disclosed in such Party’s Financial Statements that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP;

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(n) hire any employee, consultant or independent contractor or enter into an employee, consultant or independent contractor Contract; or

(o) agree in writing to take any of the foregoing actions.

(p) Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (A) will give either Party, directly or indirectly, rights to control or direct the business or operations of the other Party prior to the Closing or (B) shall operate to prevent or restrict any act or omission by any Party the taking of which is required by any applicable Law. Prior to the Closing, each Party will exercise, consistent with the terms and conditions of this Agreement, control of their business and operations.

6.3 Filings and Authorization; Efforts.

(a) Each of the Parties hereto, as promptly as practicable, shall make, or cause to be made, all filings and submissions under laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated hereby and shall use its commercially reasonable efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this subsection (a). The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(b) Notwithstanding anything to the contrary herein, if any order is made by any Governmental Authority or any Proceeding is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any applicable Law, neither Party shall be required to agree to hold separate or to divest any of the businesses, product lines or assets of for the purposes of obtaining any required approvals or consents of any Governmental Authority.

(c) Each party hereto shall promptly inform the other parties of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and shall promptly furnish the other party with copies of substantive notices or other communications received from any third party and/or any Governmental Authority with respect to such transactions. Each party shall agree on the content of any proposed substantive written communication or submission or any oral communication to any Governmental Authority. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any substantive discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting, to the extent not prohibited by the Governmental Authority.

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6.4 Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

6.5 Officer, Manager and Director Indemnification.

(a) Parent and Merger Sub agree (and shall cause the Company to ensure) that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or managers (including, for the avoidance of doubt, the current or former members of the Board of Representatives of the Company and Parent) of the Company, Parent and Merger Sub (the “D&O Indemnified Parties”), as provided in the respective Organizational Documents, indemnification agreements, minutes of any meetings of the boards of directors, or any committee of the boards of directors or equivalent governing bodies, or otherwise in effect immediately prior to the Closing, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b) As of the Closing, Parent and the Surviving Corporation will indemnify all D&O Indemnified Parties to the fullest extent in accordance with Section 6.5(a) with respect to all acts and omissions arising out of or relating to their services as directors, officers, or managers of Parent, Merger Sub or the Company or another Person (if such D&O Indemnified Party is or was serving as a director, officer or manager of such other Person at the request of Parent, Merger Sub or the Company), whether asserted or claimed at or after or occurring before the Closing, including, without limitation, any and all Director and Officer Losses (as defined below) related to any actual or claimed failure of the Company to comply with any stockholder vote provision or any dissenters’ rights provision contained in the NRS. If any D&O Indemnified Party is or becomes involved in any Proceeding in connection with any matter subject to indemnification hereunder, then Parent and the Surviving Corporation shall advance as incurred any costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, damages or liabilities (“Director and Officer Losses”) arising out of or incurred in connection with such Proceeding, subject to Parent’s receipt of an undertaking by or on behalf of such D&O Indemnified Party, if and to the extent required by applicable Law, to repay such Director and Officer Losses if it is ultimately determined under applicable Law that such D&O Indemnified Party is not entitled to be indemnified. In the event of any such Proceeding, (i) Parent and the Surviving Corporation will cooperate with the D&O Indemnified Party in the defense of any such Proceeding and (ii) Parent and the Surviving Corporation will not settle, compromise or consent to the entry of any judgment in any Proceeding pending or threatened in writing to which a D&O Indemnified Party is a party (and in respect of which indemnification could be sought by such D&O Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all liability arising out of such Proceeding.

(c) The covenants contained in this Section 6.5 are intended to be for the benefit of, and are enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

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(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent will take all necessary action so that the successors or assigns of Parent and the Surviving Corporation, as the case may be, will succeed to and be bound by the obligations set forth in this Section 6.5.

6.6 Tax Matters. The Parties shall use their commercially reasonable efforts to consummate the transactions contemplated by this Agreement in a manner that is income-tax neutral for United States’ Federal income tax purposes.

6.7 Notification of Certain Matters. Prior to the Effective Date, Parent and Merger Sub shall give prompt written notice to the Company of any fact, event, change, occurrence, circumstance or development, whether arising prior to, on or after the date hereof, that, to the Knowledge of Parent, (a) results in or is reasonably likely to result in an inaccuracy or breach of any representation, warranty, covenant or agreement of the Company hereunder, or (b) causes or is reasonably likely to cause the conditions set forth in Article 8 not to be satisfied. Prior to the Closing Date, the Company shall give prompt written notice to Parent of any fact, event, change, occurrence, circumstance or development, whether arising prior to, on or after the date hereof, that, to the Knowledge of the Company, (a) results in or is reasonably likely to result in an inaccuracy or breach of any representation, warranty, covenant or agreement of Parent or Merger Sub hereunder, or (b) causes or is reasonably likely to cause the conditions set forth in Article 9 not to be satisfied.

6.8 Spin-Off Transaction.

(a) Effective as of, or, at the option of Parent in its sole discretion, prior to, the Effective Time (i) Parent shall transfer all of its assets, including, without limitation, all cash, property, equipment and land and liabilities to its wholly owned subsidiary, Ashland Holdings, LLC, a Florida limited liability company (“Ashland”); (ii) Parent shall enter into an agreement with Kent Campbell or his assigns (“Mr. Campbell”) to transfer 100% of Parent’s ownership interest in Ashland and LiL Marc, Inc. (“LiL Marc”) and any other assets of Parent to Mr. Campbell in exchange for Mr. Campbell's cancellation of 781,818 shares of Parent Common Stock (the “Spin-Off Agreement”); and (iii) shall cause the transactions in subclauses (i) and (ii) to be effected (such transactions, collectively, the “Spin-Off Transaction”).

(b) Parent shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company (including the Surviving Corporation) for Straddle Periods (such returns, the “Straddle Returns”) that are required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.

6.9 Series D Preferred Stock.

(a) At or prior to the Effective Time, Parent shall file the Certificate of Designations of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Preferred Stock”) in the form attached hereto as Exhibit A.

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6.10 Parent Stock Exchange.

(b) At or prior to the Effective Time, the shareholders of Parent set forth below shall undertake and complete the following actions:

(i) Mr. Campbell shall exchange 363,636 shares of Parent Common Stock, 6,000 shares of Parent Series A Preferred Stock and 10,000 shares of Parent Series B Preferred Stock for 1,648,881 shares of Series D Preferred Stock;

(ii) Denis Espinoza (“Mr. Espinoza”) shall exchange 58,591 shares of Parent Common Stock and 4,000 shares of Parent Series A Preferred Stock for 265,676 shares of Series D Preferred Stock; and

(iii) Sarah Campbell (“Ms. Campbell”) shall exchange 21,818 shares of Parent Common Stock for 98,933 shares of Series D Preferred Stock

(the foregoing exchanges as set forth in this Section 2.5(a), collectively, the “Parent Share Exchanges”).

(c) Parent agrees to utilize its commercially reasonable efforts to cause the Parent Share Exchanges to occur at or immediately prior to the Effective Time and acknowledges that the completion thereof is a condition to the closing of the Merger as set forth herein.

6.11 Share Issuances.

(b) At or prior to the Effective Time, Parent shall undertake the following transactions:

(i) 863,154 shares of Parent Common Stock shall be sold to Leone Group, LLC, a Delaware limited liability company (“Leon”) for $0.001 per share;

(ii) 863,154 shares of Parent Common Stock shall be sold to American Capital Ventures, Inc., a Florida corporation (“ACV”) for $0.001 per share; and

(iii) 900,000 shares of Parent Common Stock shall be sold to a third party investor (“Investor”) for $00.01 per share.

(c) The sales of Parent Common Stock pursuant to Sections 6.10(a) and 6.10(b) (collectively, the “New Issuances”) shall be subject to documentation reasonable acceptable to Parent, Inverstor and ACV.

6.12 Actions Following Closing. Following the Closing, each party hereto shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their Affiliates, representatives, accountants, members, shareholders, officers, directors and employees to, take such actions and executed and deliver such documents as may reasonably be required or reasonably be requested by any other party hereto to effect the transactions contemplated herein.

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Article 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL THE PARTIES

The obligations of all the Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of all of the following conditions, and the continued satisfaction or validity of such conditions on the Closing Date, any one or more of which may be waived only by the written agreement of all of the Parties, to be given or withheld by each party in its sole discretion:

7.1 Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

7.2 Governmental Approvals. All approvals from any Governmental Authorities required for the consummation of the Merger and the other transactions contemplated herein shall have been received.

7.3 Shareholder Approvals. The Company Shareholder Approval shall have been obtained and not revoked or rescinded.

7.4 Parent Stock Matters.

(a) The Series D Preferred Stock shall have been duly authorized by Parent and all required corporate actions related thereto shall have been completed.

(b) The Parent Share Exchanges shall have been completed.

(c) The New Issuances shall have been completed.

(d) The Spin-Off Transaction shall have been completed or shall be completed simultaneously with the Closing.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of all of the following conditions, and the continued satisfaction or validity of such conditions on the Closing Date, any one or more of which may be waived by the Parent in its sole discretion:

8.1 Representations and Warranties Accurate. The representations and warranties of the Company contained in Article 4, if qualified by materiality or Company Material Adverse Effect, shall be true and correct in all respects, and, if not so qualified, shall be true and correct in all material respects, on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

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8.2 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company prior to or on the Closing Date.

8.3 Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company in his capacity as such, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2.

8.4 No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date hereof and the Closing.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, and the continued satisfaction or validity of such conditions on the Closing Date, any one or more of which may be waived by the Company in its sole discretion:

9.1 Representations and Warranties Accurate. Each of the representations and warranties of Parent and Merger Sub contained in Article 5, if qualified by materiality, shall be true and correct in all respects, and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).

9.2 Performance. Each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3 Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent in his capacity as such on behalf of Parent and Merger Sub, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

9.4 No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date hereof and the Closing.

9.5 Deliverables. Parent shall have delivered to the Company written resignations from each officer, manager and director (as applicable) of Parent and Merger Sub, each in form and substance reasonably acceptable to the Company.

Article 10

TERMINATION

10.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of Parent and the Company;

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(b) at the election of either Parent or the Company if the Closing Date shall not have occurred on or February 29, 2016 (the “Termination Date”); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

(c) by Parent (but only if neither Parent nor Merger Sub is in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 7 or Sections 9.1 or 9.2 not to be satisfied), upon written notice to the Company, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 7 or Sections 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Parent or cured by the Company, as applicable, within ten (10) Business Days after receipt by the Company of written notice thereof from the Parent or is not reasonably capable of being cured prior to the Termination Date;

(d) by the Company (but only if the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 7 or Sections 8.1 or 8.2 not to be satisfied), upon written notice to Parent, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Parent or Merger Sub contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 7 or Sections 9.1 or 9.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the Parent within ten (10) Business Days after receipt by the Parent of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date; or

(e) subject to Section 6.3, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

10.2 Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any party hereto); provided, however, that this Section 10.2, and Article 11 (Miscellaneous) shall survive the termination of this Agreement and nothing herein shall relieve any party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

10.3 Deposit.

(a) In the event that (i) the Closing occurs; (ii) this Agreement is terminated pursuant to Section 10.1(a); or (iii) this Agreement is terminated by the Company pursuant to Section 10.1(d), then in each case above the Deposit shall be returned to the Company.

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 10.1(c); (ii) this Agreement is terminated by either party pursuant to Section 10.1(e); or (iii) this Agreement is terminated by either party pursuant to Section 10.1(b) or the Closing does not occur prior to the Termination Date for any other reason, provided however that, with respect to this clause (iii), the failure of the Closing to occur prior to the Termination Date was not due to any actions of Parent, Merger Sub, Mr. Campbell, Mr. Espinoza or Ms. Campbell (other than any actions specifically permitted or contemplated herein), then in each case above the Deposit shall be paid to Parent as liquidated damages hereunder.

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(c) The Parties hereto agree and acknowledge that in the event of a matter set forth in Section 10.3(b), the actual damages sustained by Parent in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Parent being required to pursue any damage claims in costly litigation proceedings in such event, the Parties agree that Parent shall be entitled to receive the Deposit as a reasonable estimate of the amount of such damages, which payment is not intended as a penalty. The Deposit shall be paid to Parent within one (1) Business Day after the occurrence of any of the matters in Section 10.3(b) which result in Parent becoming entitled to receive the Deposit.

(d) The Parties each agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

Article 11

MISCELLANEOUS

11.1 Expenses.

(a) Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) The Parties acknowledge that Parent is in the process of completing the audit of its financial statements for the year ended December 31, 2015 (the “Audit”). The Company shall pay for any and all expenses related to the Audit.

(c) Following the execution of the this Agreement until the Closing or the termination of this Agreement in accordance with the terms herein, Company shall be responsible for, and agrees to pay, all costs and expenses of Parent, Merger Sub and/or the Company related to (i) any reporting or compliance costs related to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under either of the foregoing, and (ii) any reporting or other requirements of the Securities and Exchange Commission or any securities exchange.

11.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

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11.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

11.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by facsimile or electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient), or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Company:

Jerrick Ventures, Inc.
202 S. Dean Street
Englewood, New Jersey 07631
Attention: Jeremy Frommer, Chief Executive Officer Facsimile: (___) ___-____
E-mail: __________________

With a copy to (which shall not constitute notice):

________________________
________________________
Attention: ______________________
Facsimile: (___) ___-____
E-mail: __________________

If to Parent or Merger Sub:

Great Plains Holdings, Inc.
4060 NE 95th Rd
Wildwood, FL 34785
Attention: Kent Campbell
E-mail: _______________________

With a copy to (which shall not constitute notice):

________________________
________________________
________________________
Attention: ______________________
Facsimile: (___) ___-____
E-mail: __________________

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.4.

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11.6 Exhibits and Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

11.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

11.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 6.51.

11.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

11.11 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflict of laws thereof.

11.12 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Nevada and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

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11.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.14 Conveyance Taxes. The Company shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement. The Company and Parent agree to jointly file all required change of ownership and similar statements (including the certificate of merger).

11.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.16 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.17 Interpretation. The parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption of burden of proof shall arise favoring or burdening either party by virtue of the authorship of any provision in this Agreement

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11.18 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement, and no Affiliate of the Shareholders or Parent, or any of the Parent’s or Merger Sub’s or the Company’s Shareholders’ or their respective Affiliates’ respective former, current and future officers, directors, managers, employees, advisors, equityholders, members, managers, partners, agents, Representatives, successors or assigns that is not a party to this Agreement (collectively, the “Related Parties”) shall have any liability for any liabilities or obligations of the parties hereto for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and no party hereto and their respective Affiliates shall have any rights of recovery in respect hereof against any Related Party and no personal liability shall attach to any Related Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise.

11.19 Company Indemnification. Ashland and Lil Marc shall indemnify Parent, Merger Sub, and the Surviving Corporation in respect of, and hold them harmless against, loss, liability, deficiency, damages, expense or cost (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or otherwise) that results in a Parent Material Adverse Effect as of or prior to the Closing Date incurred or suffered by the Company and/or the Surviving Corporation resulting from any misrepresentation to the Knowledge of Parent set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.17, 5.18 and 5.19 of the Agreement or failure to perform any covenant or agreement of Parent or Merger Sub contained in this Agreement as of or prior to the Closing Date. The indemnification obligations of Ashland and Lil Marc as set forth in this Section 11.19 shall survive the Closing for a period of one year from the Closing Date, in each such case notwithstanding any investigation made by or on behalf of the Parent or the Company.

11.20 Ashland and Lil Marc Indemnification. Parent and the Surviving Corporation shall indemnify Ashland and Lil Marc in respect of, and hold them harmless against, loss, liability, deficiency, damages, expense or cost (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or otherwise) incurred or suffered by Ashland and Lil Marc resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement and the operation of the business of Parent and Jerrick after the Closing Date.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Great Plains Holdings, Inc.

By:	/s/ Kent Campbell
Name:	Kent Campbell
Title:	Chief Executive Officer and Chief Financial Officer

GPH Merger Sub, Inc.

By:	/s/ Kent Campbell
Name:	Kent Campbell
Title:	Chief Executive Officer

Jerrick Ventures, Inc.

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

Signature Page – Merger Agreement

Exhibit A

GREAT PLAINS HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 6(c).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of Series D Preferred and the Securities issued together with the Series D Preferred), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Commission” means the United States Securities and Exchange Commission.

A-1

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Rate” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred in accordance with the terms hereof.

“Excepted Issuance” means (i) Company’s issuance of Common Stock in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to employee stock option plans provided, however, such issuances shall not exceed, in the aggregate, 10% of the outstanding shares of Common Stock after giving effect to the shares of Common Stock issued upon consummation of the Merger, the conversion of the Series D Preferred and assuming the cancellation of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and any shares of Common Stock required to be cancelled in connection with the Merger, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding as of the date of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 6(c).

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Series D Preferred in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 4.

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“Nevada Courts” shall have the meaning set forth in Section 8(d).

"Merger" means one or more related transactions whereby the Company or its subsidiary merges or consolidates with or into Jerrick Ventures, Inc.

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series D Preferred regardless of the number of transfers of any particular shares of Series D Preferred and regardless of the number of certificates which may be issued to evidence such Series D Preferred.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Series D Preferred” shall have the meaning set forth in Section 2.

“Securities” means the Series D Preferred and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c).

“Successor Entity” shall have the meaning set forth in Section 6(c).

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Transfer Agent” means a transfer agent to be appointed by the Company and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series D Preferred in accordance with the terms of this Certificate of Designation.

Section 2. Designation, Amount and Par Value.

(a) The series of preferred stock shall be designated as its Series D Convertible Preferred Stock (the “Series D Preferred”) and the number of shares so designated shall be up to 2,100,000 (which shall not be subject to increase without the written consent of all of the holders of the Series D Preferred (each, a “Holder” and collectively, the “Holders”)). Each share of Series D Preferred shall have a par value of $0.001 per share.

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Section 3. Voting Rights. Except as otherwise provided herein or as otherwise required by law, holders of Series D Preferred shall not be entitled to a vote on matters submitted to a vote of the stockholders of the Company. Also, as long as any shares of Series D Preferred are outstanding, the Company shall not, without the affirmative vote of all of the Holders of the then outstanding shares of the Series D Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series D Preferred, or (d) enter into any agreement with respect to any of the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the par value of the Series D Preferred and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series D Preferred before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 5. Conversion and Redemption.

a) Conversions at Option of Holder. Each share of Series D Preferred shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(d)) determined by multiplying the number of shares of Series D Preferred by the Conversion Rate (as hereinafter defined). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series D Preferred to be converted, the number of shares of Series D Preferred owned prior to the conversion at issue, the number of shares of Series D Preferred owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series D Preferred, a Holder shall not be required to surrender the certificate(s) representing the shares of Series D Preferred to the Company unless all of the shares of Series D Preferred represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series D Preferred promptly following the Conversion Date at issue. Shares of Series D Preferred converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

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b) Conversion Rate. The conversion rate for the Series D Preferred shall be one (1) for one (1), subject to adjustment herein (the “Conversion Rate”). Notwithstanding the foregoing, if, at any time during the 12 months after the Series D Preferred is issued, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock (a “Dilutive Issuance”) at an effective price per share that is lower (the “Dilutive Issuance Price”) than $0.25 per share (the “Base Conversion Price”) then the Conversion Rate shall be equal to (x) one (1) divided by (y) a fraction, the numerator of which is the Dilutive Issuance Price, and the denominator of which is the Base Conversion Price. Notwithstanding the foregoing, an issuance of Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock shall not be deemed a Dilutive Issuance if such issuance results in at least $3,000,000 in net cash proceeds to the Company and the value of any Common Stock or Common Stock Equivalents on a per share basis issued as part of such transaction is based on a pre-issuance valuation of the Company (the “Pre-issuance Valuation”) of at least $15,000,000 (the “Pre-issuance Valuation Amount”). The Pre-issuance Valuation shall be computed by dividing the Pre-issuance Valuation Amount by the total number of shares of Common Stock and Common Stock Equivalents (assuming conversion) outstanding prior to the Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Excepted Issuance.

c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series D Preferred which, on or after the earlier of (i) the twelve month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions. If the Common Stock is listed or quoted for public trading, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 5 electronically through the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program (or another established clearing corporation performing similar functions), the Company shall cause the transfer agent to electronically transmit the applicable Conversion Shares to which the Holder shall be entitled by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, and provide proof satisfactory to the Holder of such delivery. In the event that the Company’s transfer agent is not participating in the DTC FAST program and is not otherwise DWAC eligible, within three (3) Business Days after the date of the Share Delivery Date, the Company shall instruct and cause its transfer agent to issue and surrender to a nationally recognized overnight courier for delivery to the address specified in the Notice of Conversion, a certificate, registered in the name of the Holder, for the number of Conversion Shares to which the Holder shall be entitled.

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ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Series D Preferred certificate delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii. Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder. In the event a Holder shall elect to convert any or all of the Series D Preferred, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series D Preferred of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the market value of the Conversion Shares based on the closing price of the Common Stock as quoted on the OTC Markets as of the Conversion Date, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such Conversion Shares pursuant to Section 5(c)(iii) by the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Amount being converted, $50 per Trading Day (increasing to $100 per Trading Day on the sixth Trading Day and increasing to $200 per Trading Day on the tenth Trading Day after such damages begin to accrue) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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iv. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series D Preferred), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series D Preferred (the “Reserved Amount”). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Reserved Amount shall be recalculated each month and the Company shall notify its transfer agent and the Holder in writing by the first day of the following month of the new Reserved Amount. In addition, if the Corporation shall issue any securities or make any change to its capital structure which would change the number of Conversion Shares into which this Series D Preferred shall be convertible at the then current Conversion Price, the Corporation shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of this Note. The Corporation (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Conversion Shares or instructions to have the Conversion Shares issued as contemplated by Section 5(c) hereof, and (ii) agrees that its issuance of shares of the Series D Preferred shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or cause the Corporation to electronically issue shares of Common Stock to execute and issue the necessary certificates for the Conversion Shares or cause the Conversion Shares to be issued as contemplated by Section 5(c) hereof in accordance with the terms and conditions of this Certificate of Designation of Preferences, Rights and Limitations.

v. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series D Preferred. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Rate or round up to the next whole share.

vi. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series D Preferred shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series D Preferred and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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Section 6. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Series D Preferred is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of this Series D Preferred), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Pro Rata Distributions. During such time as this Series D Preferred is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Series D Preferred, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series D Preferred (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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c) Fundamental Transaction. If, at any time while this Series D Preferred is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Preferred, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series D Preferred is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Rate among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designation in accordance with the provisions of this Section 6(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series D Preferred, deliver to the Holder in exchange for this Series D Preferred a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series D Preferred which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series D Preferred (without regard to any limitations on the conversion of this Series D Preferred) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series D Preferred immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Company herein.

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d) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

e) Notice to the Holders.

i. Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 6, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Preferred, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

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Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above Attention: Kent Campbell, or such other address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the fifth Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Series D Preferred Certificate. If a Holder’s Series D Preferred certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

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c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any Holder (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Clark County, Nevada (the “Nevada Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the rights of the Holders), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

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g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted or Redeemed Series D Preferred. If any shares of Series D Preferred shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred.

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of SERIES D Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Great Plains Holdings, Inc., a Nevada corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Series D Preferred owned prior to Conversion: _______________

Number of shares of Series D Preferred to be Converted: ________________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Rate:____________________________________________

Number of shares of Series D Preferred subsequent to Conversion: ________________

Address for Delivery: ______________________

[HOLDER]

By:
Name:
Title:

Schedule 4.2(a)

Capitalization of the Company

Schedule 4.13

Material Contracts

None